Gibraltar Industries to Exit US Bar Grating and
European Residential Solar Racking

Action Aligned with Portfolio Management Strategy to Focus Resources on Businesses with Highest Potential Returns

Buffalo, NY, December 2, 2016 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products, announced today that it will exit its US bar grating product line and its small European business selling residential solar racking as part of its portfolio management and 80/20 strategic initiatives. This action will include the closing of 5 facilities and the release of 250 employees over the next 120 days.
“We would like to express our sincere gratitude and appreciation to the employees who will be affected by the exiting of this product line and business,” said Gibraltar Chief Executive Officer Frank Heard. “While these dedicated teams have worked tirelessly to improve operating performance, negative market dynamics continue to hinder the profitability of both product lines for the foreseeable future.
“We made the decision to exit these product lines after assessing their prospects for future growth in the context of our portfolio management and 80/20 strategic initiatives to focus resources on the highest-return markets, platforms and businesses. These actions will enhance the overall profitability and financial strength of the Company going forward and also will benefit future employment and career opportunities across Gibraltar’s group of companies.”
The combined effect of these actions on the overall Company is expected to reduce annual revenues by approximately $75 million and increase operating income by upwards of $6 million, or $0.12 per diluted share. These actions will primarily affect our Industrial and Infrastructure Products segment.
The Company expects to record after-tax charges approximating $27 million, predominated by non-cash write-downs in net asset values. Approximately $21 million of the net charges, or $0.68 per diluted share, will be recorded in the fourth quarter 2016 and $ 6 million, or $0.19 per share, will be recorded in the first quarter 2017.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for industrial, infrastructure, residential housing, and renewable energy markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers worldwide through facilities in the United States, Canada, China and Japan. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com

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